Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Announces Exchange of $75.7 million of
Convertible Preferred Stock for Common Stock

CLEVELAND, Ohio - December 13, 2012 - Forest City Enterprises, Inc., (NYSE: FCEA and FCEB) today announced that it has entered into separate, privately negotiated exchange agreements whereby it will exchange approximately $75.7 million in aggregate amount of liquidation preference, or approximately 1.5 million shares of its outstanding Series A Cumulative Perpetual Convertible Preferred Stock, for approximately 5.0 million shares of its Class A common stock, plus a total cash payment of approximately $5.2 million for additional exchange consideration, in lieu of fractional shares, and payment of any dividends payable on March 15, 2013. The earliest date upon which the company could have redeemed the Preferred Stock is March 9, 2013. The number of Class A common shares to be issued in the exchanges reflects the current conversion rate applicable to the Preferred Stock and these Class A common shares are already included in the company's diluted weighted average shares outstanding.

The exchange transactions reflect the company's continuing focus on building a strong, sustaining capital structure and reducing fixed charges. Upon closing of the exchanges, approximately 211,000 shares of the preferred stock will remain outstanding.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.7 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.
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